EXHIBIT XI

                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                   ------------------------------------------


                                                                    2003        2002
                                                               -------------------------
                                                               (000's, except share data)
NUMERATOR:
  Net income for basic and diluted earnings per common share
   -- net income available to common stockholders              $     7,620   $     6,009
                                                               -------------------------
DENOMINATOR:
  Denominator for basic earnings per common share -
    weighted average shares                                     18,595,539    18,351,870
  Effects of dilutive securities:
    Director and employee stock options                            419,383       516,495
                                                               -------------------------
  Total effects of dilutive securities                             419,383       516,495
                                                               -------------------------
 Denominator for diluted earnings per common share -
   adjusted weighted average shares                             19,014,922    18,868,365
                                                               =========================

Basic earnings per common share                                $      0.41   $      0.33
                                                               =========================
Diluted earnings per common share                              $      0.40   $      0.32
                                                               =========================